Exhibit 21.1

List of Subsidiaries of Sino-Global Shipping America, Ltd.

The following are all of the direct and indirect subsidiaries of the Company and their respective jurisdictions of incorporation, and each VIE and VIE Subsidiary and their respective jurisdictions of incorporation:

Registrant (USA):

Sino-Global Shipping America, Ltd.

Subsidiaries (USA):

Sino-Global Shipping New York Inc.

Sino-Global Shipping L.A., Inc.

Sea Continent Management Ltd. (80% owned)

Bright Far East International Shipping Agency (51% owned)

Subsidiary (Canada):

Sino-Global Shipping Canada, Inc.

Subsidiary (Australia):

Sino-Global Shipping Australia Pty Ltd.

Subsidiary (HK):

Sino-Global Shipping (HK) Ltd.

Subsidiaries (Mainland China):

Ningbo Saimeinuo Supply Chain Management Ltd.

Trans Pacific Shipping Ltd.

Trans Pacific Logistic Shanghai Ltd. (90% owned)

VIEs (Mainland China):

Sino-Global Shipping Agency Ltd. (Variable Interest Entity)

Fangchenggang Branch (owned by Sino-Global Shipping Agency Ltd. (Variable Interest Entity)